Exhibit 10.41

AMENDMENT TO OPTION AGREEMENT

THIS AMENDING AGREEMENT made as of the 10th day of March, 2025.

B E T W E E N:

REALLOYS INC., a Nevada Corporation, with an office at 7280 W Palmetto Park Rd, Boca Raton, FL, 33433

(the “Company”)

- and -

PALLADIUM CAPITAL GROUP, LLC, a Delaware limited liability company, with an office at Carnegie Hall Tower, 152 West 57th Street, Floor 24, New York, NY, 10019

(“Palladium”)

WHEREAS the Company (then Eagle Ridge Resources Inc.) and Palladium entered into a letter agreement dated November 28, 2024 (the “Letter Agreement”);

AND WHEREAS the Company and Palladium wish to make certain amendments to the Letter Agreement by entering into this amending agreement (the “Amending Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants herein, the consideration hereinafter referred to and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. All capitalized words that are not defined in this Amending Agreement shall have the definition given to them in the Letter Agreement.

2. Section 3(A)(ii) of the Letter Agreement is hereby amended such that it be deleted in its entirety and replaced with:

“(ii) Warrant Coverage. The Company shall issue to Palladium (or its designees), immediately prior to the Merger, warrants to purchase that number of shares of common stock of the Company equal to seven percent (7%) of the aggregate number of shares of common stock (or common stock equivalent, if applicable) sold in each Closing to Investors, taking into consideration any increase in shares (or equivalent) under a ratchet or similar provision pursuant to which the number of shares (or equivalent) initially purchased is subsequently increased (the “Warrants”). The Warrants (i) will be identical to any warrants issued to Investors at such Closing, if any, or, (ii) if no warrants are issued to Investors at such Closing, will (x) provide for cashless exercise, (y) have an exercise price equal to the offering price per share in the Closing and (z) expire on the five (5) year anniversary of such Closing.”

3. Section 3(B) of the Letter Agreement is hereby amended such that it be deleted in its entirety and replaced with:

“B. Merger Compensation

The Company shall issue, or cause to be issued, 4,500,000 shares of common stock of the Company (the “Initial Merger Shares”) on the date that the Company executes a merger agreement that, if consummated, would result in a Merger. Additionally, to the extent that the Initial Merger Shares would represent less than four and one-half percent (4.5%) of equity of ownership in any surviving post-Merger entity on a fully diluted basis, the Company shall issue, or cause to be issued, such additional number of common stock of the Company (the “True-Up Merger Shares”) so that the aggregate number of Initial Merger Shares and True-Up Merger Shares would represent four and one-half percent (4.5%) of equity of ownership in any surviving post-Merger entity on a fully diluted basis.”

4. All other terms and conditions of the Option Agreement are hereby reaffirmed.

<<Signature page follows>>

IN WITNESS WHEREOF the Parties hereto have executed this Agreement and agree to be bound thereby with effect as of the date first written above.

REALLOYS INC.

Per:	/s/ Leonard Sternheim
	By:	Leonard Sternheim
	Title:	President

PALLADIUM CAPITAL GROUP, LLC

Per:	/s/ Joel Padowitz
	By:	Joel Padowitz
	Title:	CEO